Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Names Jack J. Dempsey Senior Vice President, Operations and Technology

GOLDEN VALLEY, Minn. — February 14, 2005 — Pentair (NYSE: PNR) Chairman and Chief Executive Officer Randall J. Hogan today announced the appointment of Jack J. Dempsey as Senior Vice President, Operations and Technology. He is currently a director in the Minneapolis office of McKinsey & Company. Mr. Dempsey will also become an officer of Pentair and report to Mr. Hogan. He will assume his new role April 4.

“Operating excellence is a core element of Pentair’s value proposition. Jack will amplify our existing efforts in supply management and lean enterprise to drive performance. He will also develop new strategies to more effectively leverage our existing capabilities,” said Hogan. Underscoring Mr. Dempsey’s strong fit for this role, Hogan continued, “Jack is intimately familiar with Pentair. He has been involved in several important strategic and operational initiatives over the past four years, and demonstrated his ability to drive operational improvements and build capabilities. His 17 years of consulting experience in all areas of operations, combined with his knowledge of our company, will translate into valuable leadership at Pentair.”

Dempsey has held a number of leadership roles at McKinsey. Currently, he leads its Service Strategy and Operations practice. Prior to this role, he held other leadership roles, including the co-leader of the North American Purchasing and Supply Management practice; leader of the Midwest Consumer practice; leader of the North American Product Development practice; and one of the leaders of the North American Operational Effectiveness practice.

Dempsey holds a bachelor’s degree in finance from Canisius College in Buffalo, New York. He earned a master’s degree in business administration from the Wharton School of Business. He serves on the Board of Directors for the National Audubon Society and is an advisor to the Itasca Project, a group of leading employers in the Twin Cities region focused on critical regional economic development issues.

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About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

Pentair Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com